February 23, 2023

Dear Scott,

Summit Materials, LLC (“Summit Materials” or the “Company”) is pleased to offer you a promotion on our team!

The details of your offer are as follows:

Position Title: Executive Vice President and Chief Financial Officer, Summit Materials
Reporting To: Anne Noonan, President & Chief Executive Officer, Summit Materials
Location: Relocation to Denver, CO – timing to be mutually agreed
Start Date: Timing to be mutually agreed

Annual Base Salary: $566,800

Annual Cash Bonus Target: You are eligible to receive a performance-based bonus target of 75% of your base salary. Your bonus will be based on attainment of business, financial, strategic and ESG goals as well as achievement of personal commitments that will be reviewed annually. Any bonus approved for the year will be based on eligible earnings.

Long Term Equity Incentive Plan: You will be eligible to participate annually in Summit Materials’ Long-Term Equity Incentive Plan (the “LTIP”). Your initial annual award eligibility will be 125% of your eligible earnings. Your eligibility to participate in the LTIP (as well as the level of your participation, if any) will be evaluated on an annual basis and is subject to the approval of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Severance: You will be eligible to participate in a severance program that provides for 24-months of benefits under certain termination circumstances, including termination after a change in control of the Company. The full details of the program will be available in a participation agreement. Please note that this benefit is only made available to a limited subset of Company employees.

PTO: 4 weeks (20 days) per calendar year (effective on date of hire) in addition to the paid holidays observed by Summit Materials.

Relocation: In an effort to provide assistance with your relocation, we will provide the following:

1)One seven-day house hunting trip for you and your significant other including airfare, lodging, meals and car rental.
2)Temporary housing in the new location for a period up to three (3) months.
3)Reimbursement for all closing costs associated with the sale of your current home including: realtor sales commissions, attorney fees, document preparation and transfer fees.
4)Direct payment for reasonable expenses associated with the packing, shipping and unpacking of your household goods, including full replacement insurance.
5)Reimbursement for reasonable expenses associated with the physical move of your family including airfare, lodging, mileage and meals. Documentation is required and submitted in an expense report.
6)Shipment of one vehicle to the new location with the associated vehicle shipment insurance.
7)Three (3) months storage for household goods or moving stipend in the amount of one months salary.

Should you resign from the position or be terminated for Cause within 24 months of your hire date, you will be required to reimburse 100% of the associated relocation costs.

Please indicate your acceptance of this offer by signing below. If you have any questions surrounding the details of your offer, please reach out to myself or Karli Anderson.

We’re very excited to extend this offer and look forward to your contributions to Summit Materials.

Congratulations and thank you for your continued hard work on Summit’s behalf.

Sincerely,

/s/ Anne P. Noonan	/s/ Scott Anderson
Signature	Signature

2/23/2023	2/27/23
Date	Date

Anne Noonan                     Scott Anderson
President & CEO
Summit Materials